Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 333-159220, 333-164405, 333-171571, 333-179046, 333-185944, 333-188738, 333-201454, 333-208997, 333-215580, and 333-222498 on Form S-8 of our report dated February 21, 2018, relating to the consolidated financial statements of Bridgepoint Education, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bridgepoint Education, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
February 21, 2018